As filed with the Securities and Exchange Commission on May 9, 2012

Registration No. 333-157693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTELLATION ENERGY GROUP, INC.

(Exelon Corporation as successor by merger to Constellation Energy Group, Inc.)

(Exact name of registrant as specified in its charter)

MARYLAND	52-1964611
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

(312) 394-7398

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce G. Wilson

Senior Vice President, Deputy General Counsel and Secretary

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

(312) 394-7398

(Name, address, including zip code, and telephone number, including area code, of agent for service for Exelon Corporation as successor by merger to Constellation Energy Group, Inc.)

Copy to:

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4675

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Exelon Corporation, a Pennsylvania corporation (Parent), as successor by merger to Constellation Energy Group, Inc., a Maryland corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-157693) (the “Prior Registration Statement”).

Pursuant to an Agreement and Plan of Merger, dated as of April 28, 2011, by and among the Registrant, Parent and Bolt Acquisition Corporation, an indirect, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect, wholly owned subsidiary of Parent (the “Initial Merger”). Following completion of the Initial Merger, Parent and the Registrant completed a series of internal corporate organizational restructuring transactions. On March 12, 2012, shortly following completion of the Initial Merger, Parent and the Registrant entered into and consummated an Agreement and Plan of Merger, pursuant to which the Registrant merged with and into Parent, with Parent continuing as the surviving corporation in the merger. As a result of the merger transactions described above, the Registrant has terminated the offering of the Registrant’s securities pursuant to the Prior Registration Statement. In accordance with undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Prior Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Exelon Corporation as successor by merger to Constellation Energy Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 9th day of May, 2012.

EXELON CORPORATION

By:	/s/ Jonathan W. Thayer
Name: Jonathan W. Thayer
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Prior Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

Principal executive officer:

By	/s/ Christopher M. Crane	Chief Executive Officer and	May 9, 2012
	Christopher M. Crane	Director

Principal financial officer:

By	/s/ J. W. Thayer	Executive Vice President and	May 9, 2012
	J. W. Thayer	Chief Financial Officer

Principal accounting officer:
By	/s/ Duane M. DesParte	Vice President and	May 9, 2012
	Duane M. DesParte	Corporate Controller

By	/s/ Mayo A. Shattuck III	Executive Chairman	May 9, 2012
	Mayo A. Shattuck III	of the Board of Directors

By	/s/ Ann C. Berzin	Director	May 9, 2012
Ann C. Berzin

By	/s/ John A. Canning, Jr.	Director	May 9, 2012
John A. Canning, Jr.

By	/s/ M. Walter D’Alessio	Director	May 9, 2012
M. Walter D’Alessio

By	/s/ Yves C. de Balmann	Director	May 9, 2012
Yves C. de Balmann

By	/s/ Nicholas DeBenedictis	Director	May 9, 2012
Nicholas DeBenedictis

By	/s/ Nelson A. Diaz	Director	May 9, 2012
Nelson A. Diaz

By	/s/ Sue Ling Gin	Director	May 9, 2012
Sue Ling Gin

By	/s/ Rosemarie B. Greco	Director	May 9, 2012
Rosemarie B. Greco

By	/s/ Paul L. Joskow	Director	May 9, 2012
Paul L. Joskow

By	/s/ Robert Lawless	Director	May 9, 2012
Robert Lawless

By	/s/ Richard W. Mies	Director	May 9, 2012
Richard W. Mies

By	/s/ William C. Richardson, Ph.D.	Director	May 9, 2012
William C. Richardson, Ph.D.

By	/s/ Thomas J. Ridge	Director	May 9, 2012
Thomas J. Ridge

By	/s/ John W. Rogers, Jr.	Director	May 9, 2012
John W. Rogers, Jr.

By	/s/ Stephen D. Steinour	Director	May 9, 2012
Stephen D. Steinour

By	/s/ Donald Thompson	Director	May 9, 2012
Donald Thompson

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